Exhibit 107 Calculation of Filing Fee Table Form S-3 (Form Type) Elicio Therapeutics, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1)(2) Proposed Maximum Offering Price Per Share Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Fees to Be Paid Equity Common Stock, par value $0.01 per share 457(c) 3,442,341 $4.9067 (3) $16,890,534.60(3) $0.0001531 $2,585.94 (3) Total Offering Amount $2,585.94 Total Fee Offsets — Net Fee Due $2,585.94 (1) The shares of common stock, par value $0.01 per share (“Common Stock”), will be offered for resale by the selling stockholder pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement. (2) The registration statement registers the resale of up to 3,442,341 shares of Common Stock of the Registrant issuable upon the conversion of a convertible note held by the selling stockholder. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share is based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market on November 8, 2024.